EXHIBIT 5
Opinion and Consent of Miller & Martin PLLC
May 23, 2008
Mountain Valley Bancshares, Inc. 136 North Main Street Cleveland, Georgia 30528

Re:	Mountain Valley Bancshares, Inc. -
2005 Stock Option Plan
Ladies and Gentlemen:
     This opinion is given in connection with the filing by Mountain Valley Bancshares, Inc., a corporation organized under the laws of the State of Georgia (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) with respect to the registration of 98,004 shares of the no par value Common Stock of the Company (the “Company Common Stock”) which may be issued pursuant to the exercise of options under the Company’s 2005 Stock Option Plan (the “Option Plan”).
     In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Option Plan.
     For purposes of this opinion, we assume that all awards of options have been granted in accordance with the Option Plan.
     Based on the foregoing, it is our opinion that the shares of the Company Common Stock to be issued upon the exercise of options in accordance with the terms of the Option Plan upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Option Plan will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely, MILLER & MARTIN PLLC
By:	/s/ MICHAEL P. MARSHALL, JR.
Michael P. Marshall, Jr.

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